Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of April 1, 2013, by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and Charles Bresler (“Executive”).

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will be available to the Company and its subsidiaries, and that Executive is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and good will of each of the Company and its subsidiaries will be preserved for the exclusive benefit of the Company and its affiliates; and

WHEREAS, the Company and Executive have entered into that certain Change in Control Agreement dated as of May 15, 2009 (the “Change in Control Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.                                      Employment and Duties.  The Company hereby agrees to continue the employment of Executive as Executive Vice President of the Company, and Executive hereby agrees to continue such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement.

2.                                      Term.  Executive’s employment under this Agreement shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the fifth anniversary of the effective date hereof (the “Employment Period”).

3.                                      Duties.  During the Employment Period,  Executive shall perform services in a manner consistent with Executive’s position as Executive Vice President as may be assigned to him from time to time by the Company’s Chief Executive Officer or its board of directors (the “Board”) consistent with his position as Executive Vice President.  Executive shall devote more than a majority of his business time, attention and energies to his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, including personal investments and engaging in charitable or civic activities, so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder and provided, further, that employee will not accept employment as an employee with any other business without the approval of the Company.

4.                                      Compensation and Benefits of Employment.

(a)                                 Salary.  As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive a base annual salary (“Annual Salary”) of $500,000 per year, in equal installments in accordance with the customary payroll practices of the Company.  The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive.  The Board may, in its sole discretion, review and adjust upward Executive’s Annual Salary from time to time, but no downward adjustment in Executive’s Annual Salary may be made during the term of this Agreement.

(b)                                 Benefits.  Executive shall be entitled to  insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives; provided, however, that with respect to the Company’s 401(k) retirement savings plan, Executive shall be eligible to participate in the Company’s 401(k) retirement savings plan after ninety (90) days of employment with the Company.

(c)                                  Vacation.  Executive shall be entitled to 20 days of vacation per fiscal year of the Company, which shall be in accordance with the Company’s vacation policy in effect from time to time for its senior management executives.

5.                                      Business Expenses.  The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in accordance with the Company’s policies related thereto.  To the extent that a reimbursement amount is subject to section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Employer will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit.  The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.

6.                                      Termination of Employment Period.  Executive’s employment hereunder may be terminated as follows:

(a)                                 Death.  The Employment Period shall end automatically on the date of Executive’s death.

(b)                                 Permanent Disability.  The Company shall be entitled to terminate Executive’s employment hereunder by reason of Executive becoming Permanently Disabled (defined below) by written notice to Executive or his personal representative.  For purposes of this Agreement, Executive shall be deemed “Permanently Disabled” if Executive shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more.  If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the President of the Stanford University School of Medicine.  The parties agree to be bound by the final decision of such physician or psychiatrist.

(c)                                  Termination Without Cause.  The Company may terminate Executive’s employment hereunder at any time and for any reason.

(d)                                 Termination With Cause.  The Company may terminate this Agreement at any time if such termination is for Cause (defined below) by delivering to Executive written notice describing the cause of termination, but with respect to (d)(ii) and (iv) below, only after allowing Executive 30 days to cure the Cause.  “Cause” shall be limited to the occurrence of the following events: (i) conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) willful refusal without proper legal cause to perform, or gross negligence in performing, Executive’s duties and responsibilities; (iii) material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or through fraud; (iv) material breach or default of his obligations or agreements under this Agreement or any other agreement with the Company containing restrictive covenants or willful failure to follow in any material respect the lawful directions or policies of the Board; or (v) the unauthorized absence of Executive from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.

(e)                                  Termination for Good Reason.  Executive may terminate his employment hereunder at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice; provided, however, that no termination shall be for Good Reason until Executive has provided the Company with written notice of the conduct alleged to have caused Good Reason and at least thirty (30) days have elapsed after the Company’s receipt of such written notice from Executive, during which the Company has failed to cure any such alleged conduct.  “Good Reason” shall mean any of the following: (i) a material reduction in Executive’s status, title, position or responsibilities; (ii) a reduction in Executive’s Annual Salary below $500,000; (iii) any material breach by the Company of this Agreement; (iv) any purported termination of Executive’s employment for Cause which does not comply with the terms of this Agreement; or (v) a mandatory relocation of Executive’s employment with the Company more than twenty-five (25) miles from the office of the Company where Executive is principally employed and stationed as of the date hereof, except for travel reasonably required in the performance of Executive’s duties and responsibilities.

(f)                                   Voluntary Termination by Executive.  Executive may at any time terminate his employment hereunder upon delivering sixty (60) days written notice to the Company.

7.                                      Payments Upon Termination and Other Actions.

(a)                                 Termination Due to Executive’s Death.  If Executive’s employment hereunder is terminated because of death, then the Company shall pay to Executive’s estate:

(i)                                     a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s death and (B) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid, and such payment shall be paid within 30 days after the date of Executive’s death; and

(ii)                                  continued payment of his salary to the fifth anniversary date of the Effective Date.

(iii)                               Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.

(b)                                 Termination Due to Executive’s Permanent Disability.  If Executive’s employment hereunder is terminated because Executive becomes Permanently Disabled, then the Company shall pay to Executive:

(i)                                     a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s termination of employment (the “Termination Date”) for periods through but not following his Separation From Service (as defined below) and (B) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid (the “Accrued Obligation”), and such payment shall be paid within 30 days after the Termination Date;

(ii)                                  continued payment of his salary to the fifth anniversary date of the Effective Date.

(iii)                               continued participation in the Company’s health insurance plan at no greater cost to the Executive than that paid by a full time executive officer of the Company for comparable coverage under the Company’s health insurance plan until the Executive reaches age 65.

(iv)                              Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.

(c)                                  Termination By Company Without Cause or by Executive For Good Reason.  If Executive’s employment hereunder is terminated by the Company at any time during the Employment Period without Cause pursuant to Section 6(c) hereof, or by Executive at any time during the Employment Period for Good Reason pursuant to Section 6(e) hereof, then the Company shall pay to Executive:

(i)                                     a lump sum payment in cash equal to the Accrued Obligation and such payment shall be paid within 30 days after the Termination Date;

(ii)                                  his Annual Salary to the fifth  anniversary date of the Effective  Date.

(iii)                               Continued participation in the Company’s health insurance plan at no greater cost to the Executive than that paid by a full time executive officer of the Company for comparable coverage under the Company’s health insurance plan until the executive reaches age 65.

(iv)                              benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.

(d)                                 Termination With Cause, or By Executive without Good Reason.  If Executive’s employment hereunder is terminated by the Company with Cause pursuant to

Section 6(d) hereof or by Executive without Good Reason pursuant to Section 6(f) hereof, then except for a lump sum payment in cash equal to the Accrued Obligation, which payment shall be paid within 30 days after the Termination Date, and any other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the Termination Date.

(e)                                  Release.  As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other things, a general release of claims against the Company and its affiliates except for rights and claims hereunder and pursuant to the terms of any Executive benefit plans, equity grants or other similar plans or agreements or pursuant to the Change-in-Control Agreement and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period.  Executive, or his personal representative, shall deliver the executed release on or before the date that is 30 days after the date of Executive’s Separation from Service or Executive shall forfeit all rights to the payments set forth in Section 7 (other than Section 7(a)).

(f)                                   Board and Office Resignations.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its subsidiaries and as a director on each board of directors or other managing body of the Company and its subsidiaries, and from any committees thereof.

8.                                      Exclusivity of Termination Provisions.  Except as and to the extent provided in the Change-in-Control Agreement, the termination provisions of this Agreement regarding the parties’ respective obligations in the event that Executive’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled at law, in equity or otherwise.

9.                                      Restrictive Covenants.

(a)                                 Non-Competition.  Executive acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries.  Executive hereby covenants and agrees that during the term of this Agreement and any period thereafter during which he is receiving payments or benefits pursuant to Subsections 7(a) through (d) hereof, he will not directly or indirectly compete with the business of the Company or its subsidiaries.  For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Executive’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, the sale or rental of occupational uniforms or other corporate wear merchandise or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Executive and with respect to which Executive devoted time as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, including but not limited to the business of dry cleaning, whether such participation is individually or as an officer, director, joint venturer, agent or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged.  This non-competition covenant shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which Executive would be competing with the business of the Company or its subsidiaries as set forth in this Section 9(a).

(b)                                 Non-Solicitation.  During the Employment Period and for any period during which he is receiving payments or benefits pursuant to Section 7 hereof, Executive shall not directly or indirectly cause, solicit, induce or encourage any Executives of the Company or its subsidiaries to terminate his/her employment with the Company or such subsidiary.

(c)                                  Non-Disparagement.  Executive agrees not to engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members and agents.  The Company agrees not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Executive.  Nothing contained in this Section 9(c) shall preclude Executive or the Company from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity, or from taking any action that is proper and necessary in the discharge of obligations to, or of, the Company, including the discharge by Executive of his duties and responsibilities contemplated by this Agreement, or in the discharge of requirements of law.

(d)                                 Proprietary Information.  Executive acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated.  Accordingly, Executive agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company.  “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, Executive training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

(e)                                  Remedy.  Executive and the Company agree that a monetary remedy for a breach of this Section 9 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages.  Executive agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.  In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.  Executive also agrees that if Executive is in breach of this Section 9, the Company shall cease all payments and other benefits payable under this Agreement.

10.                               Forfeiture for Cause.

(a)                                 Notwithstanding any other provision of this Agreement, if a determination is made as provided in Section 10(b) (a “Forfeiture Determination”) that (a) Executive, before or after the termination of Executive’s employment with the Company and all affiliates, (i) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an affiliate, (ii) knowingly caused or assisted in causing the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) knew or should have known in the reasonable exercise of his duties that the Company was publicly releasing financial statements of the Company that were materially misstated and misleading, (iv) disclosed trade secrets of the Company or an affiliate or (v) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any affiliate to which Executive is a party; and (b) in the case of the actions described in clause (iv) and (v), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board, in its sole discretion, if such Forfeiture Determination is made prior to a Change in Control (as defined in the Change in Control Agreement), or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under this Agreement to Executive, (y) cash bonuses paid on or after the effective date of this Agreement by the Company to Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the effective date of this Agreement, will be forfeited to the Company on such terms as determined by the Board or the final, non-appealable order of a court of competent jurisdiction.

(b)                                 A Forfeiture Determination for purposes of Section 10 shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Board and (ii) on or after the occurrence of a Change in Control, by the final, nonappealable order of a court of competent jurisdiction.  The findings and decision of the Board with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by the Board.

11.                               Notice.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:	The Men’s Wearhouse, Inc.
40650 Encyclopedia Circle
Fremont, CA 94538
Attention: Douglas E. Ewert
Facsimile: (510)
Confirm: (510)

To Executive:	Charles Bresler

Facsimile:
Confirm:

or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice.  All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.

12.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Executive may assign any duties under this Agreement without the prior written consent of the other party.

13.                               Limitation.  The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Executive in any capacity, or limit the right of the Company or Executive to terminate Executive’s employment.

14.                               Further Assurances.  Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

15.                               Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

16.                               Arbitration.

(a)                                 Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement.  The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief.  After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.  The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

(b)                                 The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts.  Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement.  Process in any action arising out of or relating to this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

(c)                                  The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel.  Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators.  It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator.  Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party.  For the purposes of this Agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party.  Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator.  The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his or her dissent.  The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.

(d)                                 It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA.  Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M.  The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he or she determines that the interests of justice otherwise require.  The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings.  Failure to do so shall not be a basis for challenging the award.  The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential.  The place of arbitration shall be Houston, Texas, U.S.A. unless otherwise agreed by the parties.

(e)                                  The parties agree that discovery shall be limited and shall be handled expeditiously.  Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement.  However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators.  All disputes regarding discovery shall be promptly resolved by the arbitrators.  No witness or party may be required to waive any privilege recognized at law.  The parties hereby waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.  The party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures or to confirm or set aside an award.

17.                               Governing Law.  This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

18.                               Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement; provided, that the Change in Control Agreement and any award agreement shall not be superseded hereby.  No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought.  The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.  No presumption shall be construed against the party drafting this Agreement.

19.                               Executive’s Representation.  Executive represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.

20.                               Company’s Representation.  The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

21.                               Return of Company Property.  Executive acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate that Executive accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon the termination of his employment.

22.                               Miscellaneous.  All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections.  The compensation and benefits payable to Executive or his beneficiary under Section 7 of this Agreement shall be in lieu of any other severance benefits to which Executive may otherwise be entitled upon the termination of his employment under any severance plan, program, policy or arrangement of the Company other than the Change in Control Agreement, and Executive shall not be entitled to receive any payments or benefits under Section 7 hereof if he has become eligible to receive substantially identical payments or benefits under the Change in Control Agreement.  Executive shall not be permitted to specify the taxable year in which a payment provided for under this Agreement shall be made to him.

23.                               Compliance With Section 409A.  The Company and Executive intend that any amounts or benefits payable or provided under this Agreement shall comply with Section 409A so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under this Agreement to Executive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of April 1, 2013.

THE MEN’S WEARHOUSE, INC.

By:	/s/ D EWERT

Name:	Douglas S. Ewert

Title:	President & Chief Executive Officer

Date:	4/4/13

/s/ CHARLES BRESLER
Charles Bresler

Date:	4/1/2013